Exhibit 5.1

[Letterhead of Cahill Gordon & Reindel llp]

February 5, 2010

1-800-Flowers.com
One Old Country Road
Carle Place, New York  11514

Re:	S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to 1-800-Flowers.com, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended, (the “Act”) 7,143,686 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Company’s 2003 Long Term Incentive and Share Award Plan, as amended and restated as of October 22, 2009 (the “Plan”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion the shares of the Common Stock to be issued by the Company when issued in the manner contemplated by the Plan will be legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Cahill Gordon & Reindel llp